Exhibit 99.1

VMWARE ANNOUNCES AUTHORIZATION OF STOCK REPURCHASE PROGRAM

PALO ALTO, CALIF – March 2, 2010 – VMware, Inc. (NYSE: VMW), the global leader in virtualization solutions from the desktop through the data center and to the cloud, today announced that its Board of Directors has authorized the purchase of up to $400 million of its Class A common stock through the end of 2011. Stock will be purchased from time to time, in the open market or through private transactions, subject to market conditions. The Company expects the equity purchase program to help partially offset dilution from its equity programs and believes it to be an appropriate use of proceeds from the exercise of employee stock options.

About VMware

VMware delivers solutions for business infrastructure virtualization that enable IT organizations to energize businesses of all sizes. With the industry leading virtualization platform – VMware vSphere™ – customers rely on VMware to reduce capital and operating expenses, improve agility, ensure business continuity, strengthen security and go green. With 2009 revenues of $2 billion, more than 170,000 customers and 25,000 partners, VMware is the leader in virtualization which consistently ranks as a top priority among CIOs. VMware is headquartered in Silicon Valley with offices throughout the world and can be found online at www.vmware.com.

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VMware is a registered trademark or trademark of VMware, Inc. in the United States and/or other jurisdictions. All other marks and names mentioned herein may be trademarks of their respective companies.

Forward Looking Statements

Statements made in this press release which are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate, but are not limited, to the value of shares repurchased through the repurchase program and the duration of the program. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) fluctuations and volatility in our stock price; (ii) the level of proceeds from employee stock option exercises; (iii) the impact of macroeconomic conditions on customer demand, (iv) changes in our financial condition, and (v) changes in business opportunities and priorities that could cause us to consider alternative uses of cash. These forward looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including our most recent reports on Form 10-Q and Form 10-K and current reports on Form 8-K that VMware may file from time to time. VMware disclaims any obligation, except as required by law, to update any such forward-looking statements after the date of this release.

Contacts:

Michael Haase

VMware Investor Relations

mhaase@vmware.com

650-427-2875

Joan Stone

VMware, Inc.

joanstone@vmware.com